EXHIBIT 10.1

SUMMARY OF EMPLOYMENT ARRANGEMENT
FOR CHIEF FINANCIAL OFFICER

John C. Barpoulis

In connection with John C. Barpoulis’ appointment as the senior vice president, chief financial officer and treasurer of USEC Inc., the following sets forth the principal terms of his at-will employment arrangement:

Base Salary

$340,000 per annum

Annual Incentive

Entitled to participate in the Company’s annual incentive program under the 1999 Equity Incentive Plan at a target annual award level of 0.7 times annual base salary. Actual award will be calculated as a percentage of the target award (from 0% to 150%) based on the achievement of pre-determined annual performance objectives. Maximum value (based on current annual base salary of $340,000) would be $357,000. Must take at least 35% of any annual incentive award in  shares of restricted stock and may take the remainder of the award in cash or additional shares of restricted stock. If has satisfied applicable stock ownership guidelines may elect to take entire annual incentive award in cash. As an incentive to take more of compensation in the form of Company stock, will receive additional shares of restricted stock equal to 20 percent of the cash portion of annual incentive award that elects to take in restricted stock.

Long-Term Incentives

Stock Options/Restricted Stock
Entitled to participate in the Company’s long term incentive program under the 1999 Equity Incentive Plan at a target annual award level of 0.7 times annual base salary, consisting of 50% non-qualified stock options and 50% restricted stock.

3-Year Executive Incentive Plan
Entitled to participate in the three-year performance component of the Company’s long term incentive program (the “Executive Incentive Plan”) for senior executive officers at an annual award level of 0.6 times annual base salary (or a total 3-year award of 1.8 times annual base salary). Under the Executive Incentive Plan, participants are awarded the right to earn shares of the Company’s common stock (or an equivalent amount of cash or restricted stock units settleable for cash). Actual payouts of these awards, if any, will be determined by performance of the Company during the period March 1, 2006 through December 31, 2008 against three pre-determined performance goals. If the Company’s performance against these goals is below the threshold level, then no payout will be made. Amounts will be paid at target in the event of a change in control, regardless of the Company’s performance, and prorated amounts will be paid in accordance with performance in the event of certain qualifying terminations of service prior to the end of the performance period. To the extent the Company’s performance exceeds the threshold performance level, a number of shares of common stock up to the maximum will be earned, as follows:

Number of Shares (1): *
Threshold (80%) (2): 38,842
Target (100%): 48,552
Maximum (120%): 58,262

(1) The actual number of shares that will be paid out at the end of the performance period, if any, cannot be determined because the shares earned will be based upon the Company’s future performance against the performance goals.
(2) If the Company’s performance is below the threshold level, then no  shares will be earned. To the extent the Company’s performance exceeds the threshold performance level, a varying amount of shares of common stock up to the maximum will be earned.

Supplemental Executive Retirement Plan

Entitled to benefits under the USEC Inc. 2006 Supplemental Executive
Retirement Plan (SERP), an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974.

Other Benefits

Eligible to participate in other benefit arrangements available to the Company’s executive officers, including the Company’s pension, 401(k), supplemental 401(k) restoration, life, health and welfare benefit plans.

Other Agreements

Will receive the Company’s standard change in control agreement for senior executive officers and the Company’s standard director and officer’s indemnification agreement.